                                                                  EXHIBIT (a)(9)



This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated April 6, 2001, and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer, however, is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Morgan Stanley & Co. Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

 NOTICE OF OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF

                          BERLITZ INTERNATIONAL, INC.

                                       AT

                              $14.50 NET PER SHARE

                                       BY

                      BENESSE HOLDINGS INTERNATIONAL, INC.

                          A WHOLLY OWNED SUBSIDIARY OF

                              BENESSE CORPORATION


     Benesse Holdings International, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Benesse Corporation, a corporation organized under the laws of Japan ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $.10 per share (the "Shares"), of Berlitz International, Inc., a New York corporation ("Berlitz"), at a purchase price of $14.50 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 6, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering shareholders who have Shares registered in their names and who tender directly to Citibank, N.A. (the "Depositary") will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated, which is acting as the dealer manager for the Offer (the "Dealer Manager"), the Depositary and Georgeson Shareholder Communications Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. Following the consummation of the Offer, Purchaser intends to effect the Share Exchange described below.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
              TIME, ON MAY 3, 2001, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES, WHICH, TOGETHER WITH THE SHARES OWNED BY PURCHASER, PARENT AND MR. SOICHIRO FUKUTAKE, CONSTITUTE AT LEAST NINETY PERCENT (90%) OF THE THEN OUTSTANDING SHARES (THE "MINIMUM TENDER CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTION 12 OF THE OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED UPON ANY FINANCING CONDITIONS.

     The purpose of the Offer is for Purchaser to acquire at least a ninety percent (90%) interest in Berlitz as the first step in acquiring the entire equity interest in Berlitz. If Purchaser acquires in the Offer at least the number of Shares, which, when added to the number of Shares currently owned by Purchaser, Parent and Mr. Fukutake, equals at least 90% of all of the outstanding Shares, Purchaser will acquire by binding share exchange the remainder of the outstanding Shares which were not tendered in the Offer, which will not require approval of the shareholders of Berlitz pursuant to Section 913(g) of the New York Business Corporation Law (the "Share Exchange").

     A SPECIAL COMMITTEE COMPRISED OF DISINTERESTED DIRECTORS OF THE BOARD OF DIRECTORS OF BERLITZ HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF BERLITZ (OTHER THAN PURCHASER, PARENT AND MR. FUKUTAKE) AND RECOMMENDED TO SHAREHOLDERS OF BERLITZ TO ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE BOARD OF DIRECTORS OF BERLITZ UNANIMOUSLY RESOLVED THAT THE DETERMINATION AND RECOMMENDATION OF THE SPECIAL COMMITTEE BE CONVEYED TO SHAREHOLDERS OF BERLITZ.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of PurchaserOs acceptance of such Shares. Payment for Shares so accepted will be made by deposit of the Offer Price for those Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders. Under no circumstances will interest be paid on the Offer Price, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after the timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Berlitz Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

     Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time to (i) extend the Offer beyond the scheduled expiration of the initial offering period if at that date any of the conditions to PurchaserOs obligation to accept for payment and to pay for the Shares are not satisfied or waived, or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission or its staff applicable to the Offer by giving oral or written notice of such extension to the Depositary. In addition, in the event that a majority of the Shares which Purchaser is offering to purchase (i.e., the Shares not owned by Purchaser, Parent or Mr. Fukutake) have been validly tendered and not withdrawn at the initial expiration of the Offer, but the Minimum Tender Condition has not been satisified, then Purchaser will extend the initial offering period for at least five (5) business days.

     Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three business days to 20 business days in length, beginning after Purchaser purchases Shares tendered in the Offer, during which shareholders may tender, but not withdraw, their Shares and receive the Offer Price. The term "Expiration Date" means 12:00 midnight, New York City time, on May 3, 2001, unless Purchaser extends the period during which the Offer is open. In that event, the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to any Subsequent Offering Period), expires.

     Any extension, delay, waiver, amendment or termination of the period during which the Offer is open or any decision to provide a Subsequent Offering Period will be followed, as promptly as practicable, by public announcement thereof. Such public announcement will be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares (except during any Subsequent Offering Period).

     Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered the Shares. If Berlitz Certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Berlitz Certificates, the serial numbers shown on such Berlitz Certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding.

     The receipt of cash in exchange for Shares pursuant to the Offer or the Share Exchange will be a taxable transaction for U.S. federal income tax purposes and likely will also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder who receives cash in exchange for Shares pursuant to the Offer or the Share Exchange will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such shareholderOs adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. The maximum U.S. federal income tax rate generally applicable to individual taxpayers on long-term capital gains is 20%, and the deductibility of capital losses is subject to limitations.

     The discussion above does not purport to consider all possible aspects of U.S. federal income taxation that might be relevant and may not be applicable to certain types of shareholders, including shareholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the U.S. foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as insurance companies, tax-exempt entities and regulated investment companies).

     All shareholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Share Exchange to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws.

     The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     Berlitz has provided Purchaser with Berlitz's shareholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below and copies will be furnished promptly at Purchaser's expense. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.

                          17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                      The Dealer Manager for the Offer is:

                                 MORGAN STANLEY

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-4834


April 6, 2001